LEASE AGREEMENT

     THIS LEASE, made this 10th day of April, 1996, by and between Stone Mountain Industrial Park, Inc., a Georgia Corporation, hereinafter referred to as "Lessor"; and Graham-Field Health Products, Inc., a Delaware Corporation, hereinafter referred to as "Lessee";

                                 WITNESSETH:

     1. The Lessor, for and in consideration of the rents, covenants, agreements, and stipulations hereinafter mentioned, reserved, and contained, to be paid, kept and performed by the Lessee, has leased and rented, hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the following described property (hereinafter called "Premises"):

     A 28,255 square foot portion of Building No. 31 (a 15b, 206 square foot building) known as 8291 Forshee Drive, Westside Industrial Park, Jacksonville, Florida, said building being a part of Section 27, Township 1 South, Range 25 east, Duval County Florida, consisting of a portion of Pickett Land Company's Farms Subdivision as recorded in Plat Book 5, page 93 of the current Public Records of Duval County, Florida, and being more particularly described on Exhibit "A" Legal Description and Exhibit "B" Building 31 Site Plan attached hereto by this reference and incorporated herein.

This Lease is subject to all encumbrances, easements, covenants and restrictions of record and to the Declaration of Covenants, Restrictions, and Easements for West side Industrial Park. Lessor represents that none of such encumbrances, easements, covenants and restrictions shall interfere with the use of the Premises for warehouse purposes.

     2. To have and to hold for a term of 38 months, said term to begin on the 1st day of July, 1996 and to end at midnight on the 31st day of August, 1999.

     3. Lessee shall pay to Lessor monthly "Base Rent" of $*See "Schedule of Rents" Paragraph 34 of the Addendum to Lease herewith attached and incorporated herein due on the first day of each month, in advance, without offset or demand, commencing on July 1, 1996. Upon execution of this Lease, Lessee has paid to Lessor $ N/A, representing the first month's rent due hereunder. In the event Lessee fails to pay the rent or any other payment called for under this Lease within ten (10) days of the time period specified, Lessee shall pay a late charge equal to five percent (5%) of the unpaid amount, which late charge shall be paid with the required payment.

Utility Bills              4. Lessee shall place utility bills of all types in
                         its name and shall pay same, along with all assessments pertaining to the Premises, including, but not limited to, water and sewer, natural gas, electricity, fire protection and sanitary pick up bills for the Premises, or used by Lessee in connection therewith. If Lessee does not pay same, Lessor may pay the same and such payment shall be added to and treated as additional rental of the Premises. If this Lease is for a multi-tenant building, water and sewer charges shall be accounted for as provided in Paragraph 33 herein below.

Mortgagee's Rights         5. Lessee's rights shall be subject to any bona fide
                         mortgage or deed to secure debt which is now, or may hereafter be, placed upon the Premises by Lessor, and Lessee agrees to execute and deliver such documentation as may be required by any such mortgagee to effect any subordination within ten (10) days of receipt of a request for such execution; provided, however, that any such subordination by Lessee shall be conditioned upon execution and delivery of non-disturbance agreement reasonably acceptable to Lessee, Lessor hereby warrants and represents that no mortgage currently encumbers the Premises.

Maintenance and            6. Lessee shall not allow the Premises to fall out of
Repairs by Lessee        repair or deteriorate, and at Lessee's own expense,
                         "except as provided in Paragraph 37 below," Lessee shall keep and maintain all interior portions of the Premises, in good order and repair, except portions of Premises to be repaired by Lessor under terms of Paragraph 7 below. Lessee also agrees to keep all systems exclusively serving or located within the Premises pertaining to water, fire protection, drainage, sewer, electrical, heating, ventilation, air conditioning and lighting in good order and repair, and agrees to return same to Lessor at the expiration of this Lease or renewal hereof in good operating condition, "ordinary wear and tear excepted". The
                         Lessee covenants and agrees that during the term of this Lease and for such further time as the Lessee, or any person claiming under it, shall hold the Premises or any part thereof, it shall not cause the estate of the Lessor in said Premises to become subject to any lien, charge or encumbrance whatsoever, it being agreed that the Lessee shall have no authority, express or implied, to create any lien, charge or encumbrance upon the estate of the Lessor in the Premises."

Repairs by Lessor         7. Lessor agrees to keep in good repair the
                        "structure and all structural elements of the Building",
                         the roof and the exterior walls, all building systems not exclusively serving or located within the Premises exclusive of painting, exclusive of all glass and exclusive of all exterior doors. Lessor gives to Lessee exclusive control of Premises and shall be under no obligation to inspect said Premises. Lessee shall promptly notify Lessor of any damage covered under this paragraph, and Lessor shall be under no duty to repair unless it receives notice of such damage.

Modifications and          8. No modifications or alterations to the building
Alterations to the       on the Premises or openings cut through the roof are
Premises                 allowed without prior written consent of Lessor, which
                         consent shall not be unreasonably withheld. In the event any such modifications or alterations are performed, same shall be completed in accordance with all applicable codes and regulations.

Return of Premises         9. Lessee agrees to return the Premises to Lessor, at
                         the expiration or prior termination of this Lease, broom clean and in as good condition and repair as when first received, natural wear and tear, damage by storm, fire, lightning, earthquake or other casualty alone excepted. Lessee agrees to remove its personal property from the Premises at the expiration or prior termination of this Lease.

Destruction of or          10. If Premises are totally destroyed by storm, fire,
Damage to Premises       lightning, earthquake or other casualty, this Lease
                         shall terminate as of the date of such destruction, and rental shall be accounted for as between Lessor and Lessee as of that date. If Premises are damaged, but not wholly destroyed by any of such casualties, rental shall abate in such proportion as use of Premises has been destroyed, and Lessor shall restore Premises to substantially the same conditions as before damage as speedily as practicable, whereupon full rental shall recommence; provided further, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within six (6) months from date of the casualty, then either Lessor or Lessee may cancel this Lease by giving written notice to the other party within thirty (30) days from the date of such casualty. In the event of such cancellation, rental shall be apportioned and paid up to the date of such casualty.

Indemnity                  11. Lessee agrees to indemnify and save harmless the
                         Lessor against all claims for injuries to persons or damages to property by reason of the use or occupancy of the Premises, the improvements on the Premises or the failure or cessation of services to the Premises, and all expenses incurred by Lessor because of such injuries or occupancy, including attorneys' fees and court costs.

Governmental               12. Lessee agrees, as its own expense, to promptly
Orders comply with all requirements of any legally constituted public authority made necessary by reason of Lessee's manner of use or occupancy of Premises or operation of its business. Lessor agrees to promptly comply with any such requirements if not made necessary by reason of Lessee's manner of occupancy or operation of the Premises. Notwithstanding any provisions or limitations in this paragraph to the contrary, Lessee shall be responsible for any and all costs and expenses arising from any violations of environmental laws or regulations caused by Lessee's activities or occupancy of the Premises.

Condemnation               13. If the whole of the Premises, or such portion
                         thereof as will make Premises unusable for the purpose herein leased, shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then, in any of said events the term hereby granted shall cease from the time when possession or ownership thereof is taken by public authorities and rental shall be accounted for as between Lessor and Lessee as of that date. Such termination, however, shall be without prejudice to the rights of either Lessor or Lessee to recover compensation and damage caused by condemnation from the condemnor. It is further understood and agreed that neither the Lessee, nor Lessor, shall have any rights in any award made to the other by any condemnation.

Assignment                 14. Lessee may not assign this Lease, or any interest
                         thereunder, or sublet the Premises in whole or in part without the prior express written consent of Lessor (which consent shall not be unreasonably withheld) and without giving prior written notice to Lessor of intent to assign or sublease. Subtenants or assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee's liability. Lessee agrees not to assign or sublease Premises to any one who will create a nuisance or trespass, nor use the Premises for any illegal purpose; nor in violation of any valid regulations of any governmental body; nor in any manner to vitiate the insurance. Lessee further agrees that if such subtenant or assignee is required to pay a rental amount greater than the rental amount required to be paid by Lessee hereunder, then Lessor shall be entitled to receive and shall be paid such increased amount. Upon any such sublease or assignment, Lessee shall provide Lessor with copies of any and all documents pertaining to such sublease or assignment.

Hazardous                  15. Lessee will not use or suffer the use (by
                         Lessee Substances or other person or entity), of the premises as a landfill or as a dump for garbage or refuse, or as a site for storage, treatment, or disposal of hazardous wastes, hazardous substances, or toxic substances (defined as "hazardous waste" or hazardous substance" under Section 1004 of the Federal Conservation and Recovery Act, 42 U.S.C. ss.6801 et seq., or Section 101 of the Comprehensive Environmental Responses, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq. or under any other applicable laws); Lessee shall not permit hazardous or toxic waste, contaminants, asbestos, oil, radioactive or other material, the removal of which is required or the maintenance or storage of which is prohibited, regulated, or penalized by any local, state, or federal agency, authority, or governmental unit, to be brought onto the Premises or if so brought or found located thereon, shall cause the same to be immediately removed, unless same complies with all applicable laws, and Lessee's obligation to so remove shall survive the termination of this Lease; Lessee will not use or suffer the use of the Premises in any manner other than in full compliance with all applicable federal, state and local environmental laws and regulations; Lessee warrants and represents that it has not received any notice from a governmental agency for violation of any environmental laws and regulations and, if such notice is received, Lessee immediately shall notify Lessor orally and in writing; Lessee shall indemnify, defend, and hold Lessor harmless from and against any and all costs, damages, and expenses (including, without limitation, environmental compliance or response costs, costs for all remedial action and/or damage to third parties, attorneys' fees and court costs at both trial and appellate levels,


                                       2
                                    (Fla-MT)
                         and damages for business interruption and any lost profits) resulting, directly or indirectly, from any environmental contamination of the Premises or any misstatement or misrepresentation of facts concerning the matters recited in this paragraph.

Removal of Fixtures        16. Lessee may (if not in default hereunder) prior to
                         the expiration of this Lease, or any extension hereof, remove all fixtures which Lessee has placed in Premises, provided Lessee repairs all damages to Premises caused by such removal. Provided, however, Lessee shall not remove, under any circumstances, the following: heating, ventilating, air conditioning, plumbing, electrical and lighting systems and fixtures or dock levelers. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises may be deemed to become property of the Lessor and Lessor may dispose of same as it deems proper with no liability to Lessor and no obligation to Lessee.

Default; Remedies          17. It is mutually agreed that in the event: (A) the
                        rent herein reserved is not paid at the time and place when and where due and Lessee fails to pay said rent within ten (10) days after written demand from Lessor;
                        (B) the Premises shall be deserted or vacated; (C) the Lessee shall fail to comply with any term, provision, condition, or covenant of this Lease, other than the payment of rent, and shall not cure such failure within twenty (20) days after notice to the Lessee of such failure to comply (or, if such default is of a nature which cannot be cured within said twenty (20) days, then in the event Lessee shall fail to commence to cure such default and thereafter diligently prosecute such cure to completion); (D) Lessee causes any lien to be placed against the Premises and does not cure same within twenty (20) days after notice from Lessor to Lessee demanding cure, in any of such events, Lessor shall have the option at once, or during continuance of such default or condition to do any of the following, in addition to, and not in limitation of any other remedy permitted by law or by this Lease:

                         (1) Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor. Lessee agrees to indemnify Lessor for all loss, damage and expense which Lessor may suffer by reason of such termination, whether through inability to relet the Premises, through decrease in rent, through incurring court costs, actual attorneys' fees or other costs in enforcing this provision or otherwise;

                         (2) Lessor, as Lessee's agent, without terminating this Lease, may terminate Lessee's right of possession, and, at Lessor's option, enter upon and rent Premises at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Lessor deems proper. Lessee shall be liable to Lessor for the deficiency, if any, between Lessee's rent hereunder and the price obtained by Lessor on reletting and for any damage, actual attorneys' fees or expenses incurred by Lessor in enforcing its rights under this provision.

                         (3) Lessor also retains the right to apply for and obtain a dispossessory action against Lessee and to hold Lessee liable for all costs incident to seeking such dispossessory action, including actual attorneys' fees and court costs.

                         Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law. Lessor shall have the duty to mitigate any possible damages which may be incurred pursuant to any such default by Lessee except in the event Lessee deserts or vacates the Premises without prior notification to Lessor. Any notice in this provision may be given by Lessor or its attorney.

Entry for Carding,         18. Lessor may card Premises "For Lease" or "For
Etc. Sale" ninety (90) day before the termination of this Lease. Lessor may enter the Premises at reasonable hours during the term of this Lease to exhibit same to prospective purchasers or tenants and to make repairs required of Lessor under the terms hereof, or to make repairs to Lessor's adjoining property, if any.

Effects of                 19. No termination of this Lease prior to the normal
Termination of           ending thereof, by lapse of time or otherwise, shall
Lease                    affect Lessor's right to collect rent for the period
                         prior to termination thereof.

No Estate in Land          20. This contract shall create the relationship of
                         landlord and tenant between Lessor and Lessee; no estate shall pass out of Lessor; Lessee has only a possessory interest, not subject to levy and sale, and not assignable by Lessee except as provided in Paragraph 14 above.

Holding Over               21. If Lessee remains in possession of Premises after
                         expiration of the term hereof, with Lessor's acquiescence and without any express agreement of parties, Lessee shall be month-to-month tenant upon all the same terms and conditions as contained in this Lease, except that the rental shall become one and one-half times the amount in effect at the end of said term of this Lease; and there shall be no renewal of this Lease by operation of law. Such month-to-month tenancy shall only require thirty (30) days notice by either party to the other to terminate such tenancy and Lessee's right of possession.

Rights Cumulative          22. All rights, powers and privileges conferred
                         hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.

Notices                    23. Any notice given pursuant to this Lease shall be
                         in writing and sent by certified mail, return receipt requested, or by reputable overnight courier to:

                         (a) Lessor in care of Stone Mountain Industrial Park, Inc., 5830 E. Ponce DeLeon Avenue, Stone Mountain, Georgia 30083, or such other address as Lessor may hereafter designate in writing to Lessee.

                         (b) Lessee in care of Attn: Ralph Liguori, Executive Vice President Operations, Graham-Field, 400 Rabro Dr. E., Hauppauge, New York 11788, or such other address as Lessee may hereafter designate in writing to Lessor.

                         Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder on the day said notice is deposited in the mail or with the courier.

Waiver of Rights           24. No failure of Lessor to exercise
                         any power given Lessor hereunder, or to insist upon strict compliance by Lessee with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Lessor's right to demand exact compliance with the terms hereof.

Time of Essence            25. Time is of the essence in this Lease.

Definitions                26. "Lessor" as used in this Lease shall include
                         Lessor, its heirs, representatives, assigns, and successors in title to the Premises. "Lessee" shall include Lessee, its heirs and representatives, successors, and if this Lease shall be validly assigned or sublet, shall include also Lessee's assignees or sub-lessees, as to Premises covered by such assignment or sublease. "Lessor" and "Lessee" include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

Exterior Signs             27. Lessee is given permission to erect its customary
                         sign used to identify itself on the front entrance glass of the Premises provided any such sign by Lessee shall be subject to and in conformity with all applicable laws, zoning ordinances and building restrictions or covenants of record and must be approved by Lessor, based on the scaled drawing provided by Lessee, before installation. In the event a sign is erected by Lessee without Lessor's consent, Lessor shall have the right to remove said sign and charge the cost of such removal to Lease as additional rent hereunder. Except upon prior written consent from Lessor, in no event shall Lessee utilize any portable or vehicular signs at the Premises. On or before termination of this Lease Lessee shall remove any sign this erected, and shall repair any damage or disfurement, and close any holes, cause by such removal.

Ad  Valorem Taxes          28. Lessee herein is leasing 28,255 square feet of a
                         156,206 square foot building. Lessor will pay all ad valorem taxes levied against the full 156,206 square foot building each year of the Lease term or any renewal hereof. Commencing in the year 1997 and during each remaining year of the Lease term herein granted, or any renewal hereof, Lessee, as additional rent, shall reimburse Lessor for all sums paid by Lessor for the above ad valorem taxes, pro rata, based on the square footage occupied by the Lessee, in the 156,206 square foot building in excess of $12,714.75 (which amount represents a good faith estimate of the fully assessed tax bill on the Premises based on current tax bills on similar buildings). Upon being notified by Lessor of said pro rata amount of ad valorem taxes, Lessee will remit same to Lessor within thirty (30) days in the same manner as rent.

Use of Premises and        29. (A) Premises shall be used for storage and
Insurance                distribution of medical products and related office
                         purposes. Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance, based on the above purposes for which the Premises are leased.

                              (B) Lessee herein is leasing 28,255 square feet of
                         a 156,206 square foot building. Lessor will carry, at Lessor's expense, "All Risk" Insurance Coverage on the full 156,206 square foot building in an amount not less than $3,000,000 or the full insurable value, whichever is greater. The term "full insurable value" shall mean the actual replacement cost, excluding foundation and excavation costs, as determined by Lessor. Commencing in the year 1997 and during each remaining year of the Lease term herein granted, or any renewal hereof, Lessee, as additional rent, shall reimburse Lessor for all sums paid by Lessor the above coverage, pro rata, based on the square footage occupied by the Lessee in the 156,206 square foot building in excess of the annual premium for said coverage for the year 1996, unless such increases shall result of the occupancy or use by any other tenant in the building, in which case Lessee shall have no obligation to pay any portion of such increase. However, if such increases are the result of the occupancy or use of Lessee or of the occupancy or use by any sub-tenant or assignee of Lessee, Lessee shall be responsible for the increase on the entire building. Upon being notified by Lessor of said increased sums, Lessee will remit to Lessor said amount within thirty
                         (30) days.

                              (C) Lessee will carry, at Lessee's own expense,
                         insurance coverage on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises.

                              (D) Lessee shall procure, maintain and keep in
                         full force and effect at all times during the term of this Lease and any renewal hereof, comprehensive public liability insurance indemnifying Lessor and Lessee against all claims and demands for injury to, or death of, persons, or damage to property which may be claimed to have occurred upon the Premises in an amount not less than $2,000,000.00, per occurrence of coverage for injury (including death) to one or more persons attributable to a single occurrence and for property damage.

                              To the full extent permitted by law, Lessor and
                         Lessee each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided however, that the foregoing release by each party is conditioned upon the other party's carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party's foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.

                              All insurance provided for in this Lease shall be
                         effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the state where the Premises are located. At least 15 days prior to the expiration date of any policy procured by Lessee, the original renewal policy for such insurance shall be delivered by the Lessee to the Lessor. Within fifteen (15) days after the premium on any such policy shall become due and payable, the Lessor shall be furnished with satisfactory evidence of its payment. The original policy or policies shall be delivered to Lessor at the commencement of this Lease.

                              If the Lessee provides any insurance required by
                         this Lease in the form of a blanket policy, the Lessee shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease, and that the coverage thereunder is at lest equal to the coverage which would be provided under a separate policy covering only the Premises.

                              If the Lessor so requires, the policies of
                         insurance provided for shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgage clause. All such policies shall, to the extent obtainable provide that any loss shall be payable to the Lessor or to the holder of any mortgage notwithstanding any act or negligence of the Lessee which might otherwise result in forfeiture of such insurance. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be cancelled without a least thirty (30) days prior written notice to the Lessor and to the holder of any mortgage to whom loss hereunder may be payable.

Additional Charges         30. In addition to rent, Lessee shall pay monthly in
                         advance concurrent with rental payments, all applicable State and Local Sales Tax on all sums due under this Lease.

Radon Gas                  31. Radon is a naturally occurring radioactive gas
                         that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.
                         Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

Grounds and
Common Area
Maintenance                32. Notwithstanding the provisions of Paragraph 6
                         herein above, Lessor shall provide all material, equipment and labor for exterior landscape and grounds maintenance for the Premises including mowing, mulching, weeding, fertilizing, insecticiding, pruning, routine replacement of trees and shrubbery, and other landscaping, drainage, and irrigation system maintenance. Lessor will also provide landscaping and maintenance for right-of-way areas, and the common irrigation and storm water management systems which serve the Premises and Westside Industrial Park ("common area maintenance").

                              Commencing in the year 1997 and during each
                         remaining year of the Lease term herein granted, or any renewal hereof. Lessee, as additional rent, shall reimburse Lessor for all sums paid by Lessor for the above grounds and common area maintenance, pro rata based on the square footage occupied by the Lessee, in the 156,206 square foot building in excess of the total amount of grounds and common area maintenance payable for the year 1996. Upon being notified by Lessor of said pro rata amount of grounds and common area maintenance, Lessee will remit same to Lessor within thirty (30) days in the same manner as rent.


                                       4
                                   (Fla-MTN)

                              33. The building of which the Premises are a part
                         is served by one water meter. Lessor shall be billed by the utility for all water consumed in building along with related sewer charges, and Lessor shall promptly pay said bills. Lessor shall, however, invoice Lessee monthly for Lessee's share of such water and sewer charges based on Lessee's portion of the leased space in building, and Lessee shall promptly pay said bills. If Lessee's consumption of water is increased by "non-domestic" manufacturing, processing, or other uses, exclusive of "domestic" uses such as office, restroom, drinking fountain, or is increased by "domestic" uses arising from occupancy by more than one person per 2000 sq. ft. of leased floor area, Lessee's share of water billed shall take such extra uses into account. Conversely, if water use by any other occupant of the building is increased by such "non-domestic" use or "domestic" uses arising from occupancy exceeding one person per 2000 sq. ft. of leased floor area, such other occupant's billing shall take such extra use into account. All other utilities will be separately metered.

                         Attached hereto and incorporated herein by reference are the following:

                         Addendum to Lease
                         Exhibit A - Legal Description
                         Exhibit B - Site Plan
                         Exhibit C - Building Specifications

                              THIS LEASE contains the entire agreement of the
                         parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

                              If any term, covenant or condition of this Lease
                         or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

                              IN WITNESS WHEREOF, the parties have hereunto set
                         their hands and seals, the day and year first above written.

Signed, sealed and delivered                Stone Mountain Industrial Park, Inc.
in the presence of:                          A Georgia Corporation

/s/ Linda G Lawson                          By: /s/ [ILLEGIBLE]
----------------------------------          ------------------------------------
Witness                                     Title: Vice President

                                            LESSOR               (Corp. Seal)

Signed, sealed and delivered                Graham-Field Health Products, Inc.
in the presence of:                          A Delaware Corporation

/s/ [ILLEGIBLE]                             By: /s/ Irwin Selinger
----------------------------------          ------------------------------------
Witness Vice President, General             Title: Chairman of the Board
         Counsel                            Lessee


                                       5
                                     (Fla-MT)

                      ADDENDUM TO LEASE DATED APRIL 10, 1996

                  BETWEEN STONE MOUNTAIN INDUSTRIAL PARK, INC.
                                       AND
                       GRAHAM-FIELD HEALTH PRODUCTS, INC.


34. SCHEDULE OF RENTS: Lessee shall pay to Lessor promptly on the first day of each month during the term of this Lease, in advance and without demand or offset:

            $9,348.81 per month July 1, 1996 through August 31, 1999.

35. Provided that Lessee is not in default hereunder beyond applicable cure periods and that Lessee has not sublet the entire Premises or assigned this Lease or its rights hereunder, Lessee shall have the option to expand into a larger available facility owned by Stone Mountain Industrial Park, Inc. at any time during this Lease Term, and this Lease shall terminate upon the commencement date of the lease for such larger facility.

36. Provided that Lessee is not in default hereunder beyond applicable cure periods and that Lessee has not sublet the entire Premises or assigned this Lease or its rights hereunder, Lessee shall not be responsible for any increases in ad valorem taxes above a total of $0.65 per square foot (so that Lessee's total responsibility will not exceed $0.20 per square foot); or increases in insurance expense above a total of $0.07 per square foot (so that Lessee's total responsibility will not exceed $0.02 per square foot); or increases in CAM charges above a total of $0.14 per square foot (so that Lessees total responsibility will not exceed $0.04 per square foot), during the original term of this Lease, provided such increases are not due to Lessee's manner of use of the Premises or improvements to the Premises.

37. Lessor warrants to Lessee that at the time of delivery of the Premises to Lessee, the Premises shall be in compliance with all laws, ordinances and codes generally applicable to the building of which the Premises are a part, but excluding any such laws, ordinances and codes which may be applicable to Lessee's manner of use of occupancy of the Premises. The certificate of occupancy for the Premises shall permit use of the Premises for warehouse purposes.

38. Provided that Lessee is not in default hereunder beyond applicable cure periods and provided that Lessee has not sublet the entire Premises or assigned this Lease or its rights hereunder, during the first twelve (12) months of the term, Lessee shall have a "right of first offer" for all or a portion of the expansion space adjacent to the Premises, consisting of approximately 20,000 square feet, as more particularly shown on Exhibit B (the "Additional Space"), on the terms and conditions of this paragraph. If Lessor desires to offer all or any portion of the Additional Space for lease, Lessor will deliver to Lessee a written notice specifying the terms of the offer. Lessee will then have five (5) business days from the delivery of such notice to accept the offer in writing to lease the identical space as contained in the offer in accordance with terms of the offer. Lessor and Lessee shall promptly enter into an amendment to this Lease on all the same terms as this Lease, incorporating the rental terms contained in Lessor's notice with respect to the Additional Space, and adjusting other matters dependent upon the size of the new premises, such as Lessee's share of the common area expenses, ad valorem taxes and insurance premium payments. If Lessee fails to accept or rejects the offer within the 5-day period, Lessor will be entitled to lease the space on the same terms stated in the notice to Lessee; provided, however, that if Lessor proposes to lease the Additional Space on more favorable terms to a third-party, Lessor will again re-offer the Additional Space to Lessee on such terms and Lessee shall respond to such offer in the time period provided above. If Lessor does lease the space, the right granted Lessee under this paragraph will automatically terminate. However, if Lessor does not lease the space, the space will not subsequently be leased without Lessors compliance with this paragraph. Time is of the essence of this Lease.

39. Lessor warrants to Lessee that all materials and equipment incorporated into the Premises will be new, and that the Premises will be of good quality, free from faults and defects, and constructed substantially in accordance with the Building Specifications attached hereto as Exhibit C and hereby incorporated herein. Lessor hereby warrants all workmanship and equipment installed by Lessor for a period of one (1) year from the commencement of the term. To the extent the buildout of the Premises are not totally completed at the time of delivery of the Premises to Lessee or at commencement of the term, Lessor shall promptly complete such buildout and repair or correct any "punchlist" items.

40. Lessor warrants to Lessee that, to the best of its knowledge, no hazardous or toxic waste, contaminants, asbestos, oil, radioactive or other material is located in, on or under the Premises, and the Premises, the building in which the Premises is located, and the property on which the building is constructed are in compliance with all applicable federal, state, and local environmental laws, ordinances, rules and regulations.

41. Provided that Lessee is not in default hereunder beyond applicable cure periods and that Lessee has not sublet the entire Premises or assigned this Lease or its rights hereunder, Lessee shall have the one time option to renew this Lease for an additional two (2) year Lease Term under the same terms and conditions as herein set forth except that the monthly rental rate shall be $9,652. Lessee shall provide Lessor with not less than 180 days advance written notice of its intent to renew the Lease.

42. Should Lessee not renew this Lease as provided for in Paragraph 40 above then Lessee shall pay to Lessor a one time payment of $27,000 for the cost of improvements made by Lessor. Said payment shall be made not less than 180 days prior to the expiration of this Lease.

                                LEGAL DESCRIPTION

                                    BLDG. 31

                            WESTSIDE INDUSTRIAL PARK

      A part of Section 27, Township 1 South, Range 25 East, Duval County Florida, together with a portion of Pickett Land Company's Farms Subdivision as recorded in Plat Book 5, page 93 of the current Public Records of Duval County, Florida, together with a portion of Unit 1, Westside Industrial Park Subdivision as recorded in Plat Book 46, page 84A-E of the current Public Records of Duval County, Florida, and being more particularly described as follows:

      Begin at the point of intersection of the northern right of way of Forshee Drive (80 ft. r/w) and the eastern right of way of Bulls Bay Hwy. (var. r/w); running thence along the eastern right of way of Bulls Bay Hwy. (var. r/w) N0 (degrees) 00'00" E a distance of 56.40 feet to a point; running thence along said right of way N 08 (degrees) 05'34" W a distance of 437.96 feet to a point; running thence and leaving said right of way S 90 (degrees) 00'00" E a distance of 970.35 feet to a point; running thence S 0 (degrees) 00'00" E a distance of
473.62 feet to a point lying on the northern right of way of Forshee Drive (80 ft/ r/w); running thence along said right of way and a curve to the right (said curve having a chord bearing of S 84 (degrees) 42'02" W, a chord distance of
177.33 feet, and a radius of 960.00 feet) an arc distance of 286.0l feet to a point; running thence along said right of way N 90 (degrees) 00'00" W a distance of 732.12 feet to a point and the TRUE POINT OF BEGINNING.

      Said tract or parcel contains 10.5 acres and is more fully shown on that Site Plan of Building 31 for Pattillo Construction Co., prepared by Jason R. Houston, dated 12/01/94, last revised 12/27/94.

                                   EXHIBIT "B"







                                   [Site Plan]

Graham-Field
March 22, 1996

                            WESTSIDE INDUSTRIAL PARK
                    BUILDING SPECIFICATIONS - BUILDING NO. 31
                                  GRAHAM-FIELD

GENERAL FACILITY DESCRIPTION

(a)   Location:              Building No. 31, 8291 Forshee Drive, Westside
                             Industrial Park, Jacksonville, Florida.

(b)   Size & Overall
      Dimensions:            Approximately 28,255 sq. ft. including 1000 +/-
                             sq. ft. of office area with 24' minimum ceiling clearance and 50' x 40' interior column spacing.

(c)   Office:                Approximately 1,000 +/- sq. ft. of centrally
                             heated and air conditioned office area at the front of the premises. Offices will be built according to a Floor Plan to be prepared by Pattillo and mutually approved by Graham-Field and Pattillo. (See Office Area Design & Finishes section for additional detail)

(d)   General
      Conditions:            Cost of design, supervision, permits, fees,
                             meters, temporary utilities, and other expenses related to construction are included. All work shall be being performed in a professional manner by Pattillo Construction Corporation in accordance with the applicable laws and regulations in effect in Duval County and the State of Florida. Special water, sewer, environmental or other permits related to Lessee's particular processes, operations, or emissions are not included.

SITE WORK

(a)   Landscape, Drainage,
      & Irrigation:          All surface water drains away from the building. A
                             landscape architect has designed landscaping for the premises, which is being installed in accordance with overall standards for Westside
                             Industrial Park.


(b)   Automobile
      Parking: Twenty (20) parking spaces paved with asphalt along with required curb and gutter will be provided.


(c)   Truck Areas &
      Access Drives:         The 120' deep truck court area and all drives are
                             paved with 6" of concrete rated at 3,000.


(d)   Curb & Gutter:         Poured with 3,000 PSI concrete 18" x 6".


(e)   Signs & Striping:      Parking areas will receive single line painted
                             striping and handicap signs.
CONCRETE

(a)  Foundations:            All footings have been designed for 3,000 PSF soil
                             bearing pressure and will poured with 3,000 PSI concrete.

(b)  Slab on Grade:

      (1) Five (5") inch thick 3,000 PSI concrete reinforced with synthetic fibers. The surface will be steel trowel finished and floors will be chemically cured and hardened with "Lapidolith". Subgrade will be chemically treated for termite protection. Caulking of floor joints is excluded.

      (2) Column isolation joint will be non-keyed, diamond or round formed with asphalt impregnated felt.

Graham-Field
Westside Industrial Park - Building No. 31
March 22, 1996
Page Four


(d)   Floors:

      (1)   Offices:          Carpeting with a $12.50/sq. yd. allowance or 12" x
                              12" x 1/8" vinyl composition tile as required.

      (2)   Restrooms:        4" x 4" ceramic tile.

      (3)   Production:       Sealed concrete floor.

(e)   Ceilings:               Spaces scheduled to receive acoustical tile
                              ceiling system shall have exposed grid system, 24 inches by 48 inches, non-directional fissured mineral board, 5/8 inch thickness, square edges, exposed steel "T" runners, white painted finish.
                              Ceiling shall be insulated with 3-1/2" inch fiberglass batts.

(f)   Warehouse Finishes:

      (1)   The personnel doors and frames will be painted - two coats.

      (2) Warehouse walls and structural steel columns and beams will be painted white.

(g)   Millwork:               Breakroom area shall be provided with base and/or
                              wall cabinets per office design.

(h)   Exclusion:              No provision has been made for raised computer
                              floor.

SPECIALTIES

(a)   Toilet Partitions:      Plastic laminate (wood particle board core) with
                              standard polish non-corrosive metal hardware.

(b)   Toilet Room Accessories:

      (1) Brushed stainless steel toilet room accessories manufactured by Bobrick or equal shall be provided as follows:

      (2) Combination semi-recessed paper towel dispenser and waste receptacle: one each toilet room.

      (3) Framed mirrors: one each lavatory except where unframed mirrors are provided, sloped, handicapped type where required by Southern Building Code.

      (4)   Handicapped grab bars: one pair each toilet.

      (5)   Soap dispenser: one (1) each toilet room.

(c)   Fire Extinguishers:

      (1) Fire extinguishers shall be provided as required by Southern Building Code in both the warehouse and office.

      (2) All fire extinguishers in finished office areas are to be located in semi-recessed enameled steel cabinets with signage.

Graham-Field
Westside Industrial Park - Building No. 31
March 22, 1996
Page Five


EQUIPMENT

Dock Levelers:               Two (2) 6' X 8' mechanical dock levelers with 16"
                             lips and rated for 20,000 pounds will be installed.

PLUMBING

(a)   Service Lines:         A 2" water line with standard 2" meter connection
                             and 6" Schedule 40 PVC sewer line serve the building. All systems and fixtures will be designed in accordance with applicable Florida codes. Domestic water piping above grade will be copper. Restrooms will be provided as described under Office Area Design and Finishes and will be designed for handicapped accessibility as required by code. Surcharges or tap on fees based on water or sewage effluent quality or quantity are excluded.

(b)   Restrooms:             Flush valve wall hung urinals and flush valve
                             floor mounted toilets will be provided.

(c)   Water Coolers:         One (1) wall mounted electric stainless steel, top
                             barrier free electric water cooler is included in the office area.

(d)   Sinks:

      (1)   Bathroom lavatories to be provided per plan.

      (2) Breakroom - single compartment, stainless steel sink shall be provided in breakroom vending area.

(e)   Water
      Closets: Standard floor mounted, low consumption, flush valve, open front, elongated bowl, 17" rim height, white, vitreous china (handicap per code).

(f)   Urinals:                Wall mounted, low consumption, flush valve, white,
                              vitreous china.

(g)   Water Heater:           Electric, 25 gallon (typical) hot water will be
                              provided to restrooms and sinks.

(h)   Hose Bib:               Bronze or brass, integral mounting flange.

FIRE PROTECTION

(a)   Sprinkler               A complete wet ESFR sprinkler system in accordance
      System:                 with N.F.P.A. standards for a system. System shall
                              include yard mains, hose hydrants, interior hose stations, sprinkler heads, and chrome pendant heads will be used in the finished office area.
                              Office area to have 0.10 gpm per sq. ft. over most remote 3,000 sq. ft. to Code.

(b)   Fire Hydrants:          Fire hydrants - will be provided per building
                              code.

(c)   Exclusion:              In-rack sprinkler, foam, etc. have not been
                              provided for.
HVAC/MECHANICAL

(a)   Natural Gas:            Natural gas supply will be provided to the
                              building with 2" - 2 psi entrance piping by the gas utility company.

Graham-Field
Westside Industrial Park - Building No. 31
March 22, 1996
Page Six


(b)   Office Area Heat and Cooling:

      (1) A complete independent HVAC system shall be provided for the office areas.

      (2) The HVAC system shall be packaged units and mounted on the roof or split systems with the condensers ground mounted. The units shall be York, Trane, Carrier or equal.

      (3) Air distribution will be by ceiling diffusers and controls with be electric thermostats.

      (4)   An exhaust fan will be provided for each restroom.

(c)   Warehouse Area
      Heat:                  Suspended gas fired unit heaters will be provided.
                             Design will maintain 70 degrees fahrenheit at outside temperature of 29 degrees fahrenheit.
      ELECTRICAL

(a)   Main
      Service: 400 amp, 277/480 volt, three phase 4 wire main service with dry type transformers serving 120/208 volt loads. Secondary distribution to panels for lights, office outlets, office HVAC and other building circuitry equipment is included. Circuitry for and connection of Purchaser supplied equipment is not included except as provided below.

(b)   Emergency
      Lighting:              Facility exits will be clearly marked and the
                             warehouse and office will have emergency light fixtures, all according to State and local codes.
                             Approximately 10% of all fixtures will be quartz restrike.

(c)   Warehouse
      Lighting:              All warehouse lighting to be metal halide fixtures
                             suspended between the bar joists. Lighting levels
                             will be to 30' candles.
(d)  Forklift
      Disconnect:            Two (2) 480 volt, 30 amp disconnects for
                             forklifts.
(e)  Exterior
      Lighting:              Building mounted exterior flood lights will be
                             installed at the corners of the building and above truck loading doors. Soffit lighting will highlight the front entrance. Lighting to provide
                             1/2 - 1 f.c. and to be high pressure sodium.

(f)   Offices:

      (1) Lighting will be 2' x 4' lay in four tube 277 volt fixtures T8 lamps with electronic ballast. Lighting to be controlled by motion detector.

      (2) Telephone wire ways include empty outlet boxes and conduit to above finished ceiling. Telephone and data systems wiring and equipment are excluded.

      (3)   110 Volt convenience outlets per standard.

(g)   Excluded:              Tenant supplied security and monitoring system.

Graham-Field
Westside Industrial Park - Building No. 31
March 22, 1996
Page Three


(c)   Aluminium Entrance Doors and Fixed Glass Frames:

      (1) Entrance door frames shall be narrow style, extruded aluminum, with electrostatically applied enamel finish in color selected by Architect/Engineer.

      (2) Fixed glass storefront framing system shall be extruded aluminum sections with electrostatically applied enamel finish in color selected by Architect/Engineer. Members shall be installed with concealed fasteners.

(d)   Glass and Glazing:

      (1) All exterior glass shall be reflective, 1/4 inch minimum thickness, double glazed, solar bronze, insulated. Installation shall be in accordance with the recommendations of the manufacturers of the glass and glazing materials.

      (2)   Interior sidelight glass shall be 1/4 inch clear glazing.

(e)   Finish hardware:

      (1) Locks and latch sets shall be heavy duty cylindrical case, brushed aluminum finish as manufactured by Ruswin or equal. Lever handle sets shall be installed as required by code.

      (2)   Door closures shall be surface mounted.

      (3)   Push, kick, and mop plates shall be stainless or brushed aluminum.

      (4) Hinges shall be heavy duty, ball bearing at doors with closures, oil bearing elsewhere. On exterior hardware provide non-removable hinge pins.

      (5)   Office area to be keyed separate from warehouse.

FINISIIES

(a)   General:

      1,000+/- sq. ft. of office area will be provided per office plan and will include 2 private offices, a reception area, a breakroom, and 2 single stall bathrooms.

(b)   Furring:    The 8" concrete block office/warehouse demising wall will be furred and finished with 5/8" gypsum board.

(c)   Drywall:    Interior office walls and the temporary expansion wall shall be constructed as follows:

      (1) Sheetrock shall be 5/8 inch thickness, tapered edges, fire rated, where required. Corner beads to be metal and edge molding J type. Finished height 9' - 0" and shall be screw applied and finished with a ready mixed, all purpose joint compound. Fixture walls of toilet rooms shall receive moisture resistant gypsum board.

      (2) Standard metal studs shall be 3-5/8", 26 gauge electro-galvanized steel, cold rolled C shaped, screw type, gauge as recommended by the manufacturer for partition framing. Studs to be 24" on center.

      (3) Restrooms to have 4" x 4" quarry tile floor to 9' - 0" ceiling height.

Graham-Field
Westside Industrial Park - Building No. 31
March 22, 1996
Page Two


      (3) Expansion joints at slab perimeter with asphalt impregnated fiberboard, 5/8" thick.

      (4)   Control joints saw cut, 114 of slab depth, 1/8" wide, bisect bays.

      (5)   Construction joints will have smooth dowels every 18" on center.

(c)   Dock Canopies:          Seven (7) poured in place concrete canopies, one
                              over each dock door opening.

(d)   Exterior
      Stairways:              Concrete stairways lead from warehouse area to
                              truck court.

(e)   Excluded:               Striping, caulking, granular fill.

MASONRY

(a)   Exterior Walls:        Exterior walls will be four inch brick backed with
                             eight inch (8") concrete masonry unit.



(b)   Interior Walls:        Interior warehouse/office and demising walls will
                             be constructed with concrete masonry unit (12" x
                             8" x 16"). Control joints will be filled with one layer 5/8" thick asphalt impregnated felt.
STRUCTURAL SYSTEM/METALS

(a)   Structural Steel:      Structural steel beams, columns and joists (column
                             spacing 40' x 40') including perimeter beams at the eave line and wind columns as required. The structural steel frame will be designed dead load of 25 lbs. per square foot and a live load of 20 lbs. per square foot.

(b)   Steel Joists:          Designed for dead load of 25 lbs. per square foot
                             and live load of 20 lbs. per square foot and Seismic Zone 1. Bridging will be 1" x 1" x 7/67".

MOISTURE PROTECTION

(a) The roof deck is galvanized steel deck (0.5" deep) covered with a flood coat of lightweight insulating aggregate concrete with 1" polystyrene board embedded in the flood coat along with two inches of additional insulating concrete above the polystyrene board. The insulating concrete will be covered with a 4 ply, smooth surface, fiberglass built-up roof membrane topped with light tan pea gravel. The roof system is designed to provide an "U" Factor of approximately 10 as calculated in accordance with the Energy Efficiency Code. Gutters and downspouts are shop cooled galvanized steel, 24 gauge.

DOORS AND WINDOWS

(a)  Overhead Dock
     Height Truck
     Doors: Seven (7) each 10' (w) x 10' (h) doors are to be provided at each truck door. Each truck door is a 24 gauge steel, high lift truck door with 13 gauge angle mounted track.

(b)  Wood Doors:             Flush, solid core, 36" x 84", 1-3/4" thickness,
                             birch veneer face, stain grade doors shall be provided for all interior office spaces.